EXHIBIT   99.1





FOR:              AMREP Corporation
                  641 Lexington Avenue
                  New York, NY 10022

CONTACT:          Peter M. Pizza
                  Vice President and
                  Chief Financial Officer
                  (212) 705-4700

                                                           FOR IMMEDIATE RELEASE

               AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS

NEW YORK, February 26, 2004 - AMREP Corporation (NYSE: AXR) today reported net income of $3,383,000, or $0.51 per share, for its fiscal 2004 third quarter ended January 31, 2004, compared to net income of $2,677,000, or $0.41 per share, in the same period of fiscal 2003. Revenues were $33,360,000 in the third quarter of fiscal 2004 versus $20,858,000 in the same period last year. For the first nine months of fiscal 2004, the Company reported revenues of $99,679,000 and net income of $9,630,000, or $1.46 per share. For the comparable period last year, the Company had revenues of $53,204,000 and net income of $4,721,000, or $0.72 per share.

Results for the third quarter of 2004 included a pretax gain of approximately $1,700,000 (equivalent to $0.16 per share) resulting from the accelerated recognition of a deferred actuarial gain due to the curtailment of future service benefits under the Company's pension plan. Partly offsetting this amount was a charge of approximately $700,000 (equivalent to $0.07 per share) for the estimated costs of relocating and centralizing certain fulfillment operations.

Revenues from the Company's Kable News Company subsidiary rose significantly, from $13,316,000 and $38,657,000 in the third quarter and first nine months of 2003, respectively, to $24,914,000 and $76,107,000 in the corresponding periods of the current year. This substantial revenue growth reflected the April 2003 acquisition by Kable of the subscription fulfillment business of Electronic Data Systems Corporation ("EDS"), offset in part by a revenue decrease in the Newsstand Distribution Services business due to a decline in magazine sales rates. The pretax profit of Kable News Company also improved in both the three and nine month periods ended January 31, 2004 as compared to the same periods last year, with an increase in the pretax profit of the Fulfillment Services business being partly offset by a reduction in the pretax profit of Newsstand Distribution Services due primarily to lower revenues.

As a result of customer losses that were identified and known prior to the acquisition of the EDS subscription fulfillment business and which have occurred and will continue to occur through the fourth quarter of fiscal 2004, it is

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anticipated  that the  revenues and pretax  income of the acquired  subscription fulfillment business in the fourth quarter of 2004 will be lower than what was reported in each of the first three quarters. Accordingly, results for Kable's Fulfillment Services business for the first nine months of fiscal 2004 are not necessarily a good indication of what may occur in future periods.

Revenues from land sales at the Company's AMREP Southwest subsidiary also increased in fiscal 2004, from $6,899,000 in the third quarter of 2003 to $7,738,000 in the same quarter of the current year, and for the nine month period, revenues increased from $11,483,000 last year to $20,876,000 this year. This improvement was the result of greater sales of both developed and undeveloped lots in the Company's principal market of Rio Rancho, New Mexico in 2004. The gross profit on land sales declined from 60% in the third quarter of 2003 to 50% for the same period of 2004 because a higher proportion of undeveloped lots, which generally have higher gross profit margins than developed lots, were sold in last year's third quarter. For the first nine months of 2003 and 2004, the gross profit percentage on land sales was 55% and 53%, respectively, as the mix of developed and undeveloped lots was generally comparable for these periods. Pretax profit from real estate operations also improved significantly in both the third quarter and first nine months of 2004 versus the same periods last year. As previously reported, revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation's Kable News Company, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

                                      *****

The statements in this news release that are not historical financial statements, including statements regarding revenues and profitability of the subscription fulfillment business acquired from EDS, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP and that could cause actual results to differ materially from such statements. Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein. AMREP disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                            (Financial Data Follows)









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                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights
                                   (Unaudited)

                                              Three Months Ended January 31,
                                              ------------------------------
                                                 2004                   2003
                                                 ----                   ----
Revenues                                   $  33,360,000          $ 20,858,000

Net income                                 $   3,383,000          $  2,677,000

Earnings per share - Basic and Diluted     $        0.51          $       0.41

Weighted average number of common shares
outstanding                                    6,598,000             6,581,000
                                           -------------          ------------

                                               Nine Months Ended January 31,
                                               -----------------------------
                                                 2004                   2003
                                                 ----                   ----

Revenues                                    $ 99,679,000          $ 53,204,000

Net income                                  $ 9,630,000           $  4,721,000

Earnings per share - Basic and Diluted      $      1.46           $       0.72

Weighted average number of common shares
outstanding                                   6,594,000              6,579,000
                                            -----------           ------------

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